Exhibit 10.5
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of June 1, 2011  (the “Effective Date”) by and between Premier Alliance Group, Inc., a Nevada corporation, with offices located at 4521 Sharon Road, Suite 300, Charlotte NC 28211 (the "Company"), and Kevin Hasenfus (“Hasenfus” or the “Employee”), residing at 4524Glen Oaks Dr, Weddington, NC 28104.

WITNESSETH:

WHEREAS, the Company desires to secure the unique experience, ability and services of Hasenfus upon the terms and conditions hereinafter set forth and to prevent any other competitive business from securing Hasenfus’s services;

WHEREAS, Hasenfus desires to render services to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.             Employment.  The Company hereby employs Hasenfus and Hasenfus hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

Section 2.            Duties.  Hasenfus shall serve as an Executive Vice President for the Company and shall properly perform such duties as may be assigned to Hasenfus from time to time by the Company’s President.  During the Term (as defined in Section 3), Hasenfus shall devote substantially all of Hasenfus’s business time to the performance of Hasenfus’s duties hereunder unless otherwise authorized by the Company’s President.

Section 3.             Term and Place of Employment.

3.1         Term of Employment..         The term of this Agreement shall be for a period of two years commencing on the Effective Date, subject to earlier termination by the parties pursuant to Sections, 6 and 7 hereof (the “Term”).  The Term may be extended under mutually agreed upon terms and conditions to be negotiated at such time.

3.2         Place of Employment.           Hasenfus will be assigned to work at the Charlotte office of the Company, currently located at 4521 Sharon road, suite 300, Charlotte, NC 28211.  Hasenfus may be required to travel as may be reasonably necessary to fulfill his responsibilities.

Section 4.            Compensation of Hasenfus.

4.1         Salary. The Company shall pay Hasenfus the following compensation for Hasenfus’s services hereunder, less such deductions as shall be required to be withheld by applicable law and regulations:

(a) The Company shall pay to Hasenfus an annual base salary (the “Base Salary”) of $180,000 per annum for the first two years of the Term, unless adjusted up by the President or Board of Directors.  Following the end of the two year Term if both parties mutually agree to extend the employment agreement, the Company and Hasenfus shall negotiate a reasonable salary for each year through the term of the new employment agreement.

 (b) The Company shall either pay for or reimburse Hasenfus $900 per month for a car allowance, unless changed with mutual agreement.

 (c) All salaries payable to Hasenfus shall be paid at such regular weekly, biweekly or semi-monthly time or times as the Company makes payment of its regular payroll in the regular course of business.

4.2         Discretionary Bonus.  During the Term, in addition to the annual salary set forth in Section 4.1 above, Hasenfus shall be entitled to such bonus compensation as the Board of Directors of the Company may determine from time to time in its sole discretion payable in cash, options or in capital stock of the Company.

4.3         Expenses.  During the Term, the Company shall provide Hasenfus with an allowance for all reasonable and necessary business travel (except daily commuting to and from the office) expenses and other bona fide disbursements, consistent with Company policy, incurred by Hasenfus on behalf of the Company, in performance of Hasenfus’s duties hereunder.

4.4         Benefits.  Hasenfus shall be permitted during the Term to participate in medical, dental or vision plan, including any hospitalization or disability insurance plans, health programs, pension plans, bonus plans or similar benefits that may be available to other professionals of the Company to the extent he is eligible under the terms of such plans or programs.  Hasenfus may participate in the Company’s 401K-retirement program.

Section 5.            Vacations/Sick Leave/Holidays.  Hasenfus shall be entitled to receive the benefits in the company time off policy, which currently provides for 25 paid days off per year and increases based on tenure, to be utilized as directed in the company guidelines.

Section 6.            Disability/Death of the Executive.    If Hasenfus is incapacitated or disabled by accident, sickness or otherwise so as to render Hasenfus mentally or physically incapable of performing the services required to be performed under this Agreement for a period of sixty (60) consecutive days or longer or for any ninety (90) days in any period of three hundred sixty (360) consecutive days (a "Disability"), or if Hasenfus dies during the Term, the Company may, at that time or any time thereafter, at its option, terminate the employment of Hasenfus under this Agreement immediately upon giving Hasenfus or Hasenfus’s estate notice to that effect.  The Company will provide Hasenfus with disability insurance during Hasenfus’s employment, commensurate with current company policy.

Section 7.            Termination.

7.1         Termination For Cause.  The Company may terminate the employment of Hasenfus and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving Hasenfus notice of such termination, with reasonable specificity of the details thereof.  "Cause" shall mean (i) Hasenfus’s misconduct could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (ii) Hasenfus’s disregard of lawful instructions of the Company's Board of Directors consistent with the Employee’s position relating to the business of the Company or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of the Company, (iii) the commission by Hasenfus of an act constituting common law fraud, or a felony, or criminal act against the Company or any affiliate thereof or any of the assets of any of them, (iv) conviction of a crime involving moral turpitude or (v) Hasenfus’s material breach of any of the agreements contained herein.  A termination pursuant to Section 7.1(i), (ii) or (v) shall take effect fifteen (15) days after the giving of the notice contemplated hereby unless he shall, during such fifteen (15) day period, remedy to the satisfaction of the Board of Directors of the Company the misconduct, disregard or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board of Directors of the Company shall, in its sole discretion, have determined that such misconduct, disregard or breach is not remediable (which determination shall be stated in such notice).  A termination pursuant to Section 7.1(iii) or (iv) shall take effect immediately upon the giving of the notice contemplated hereby.

7.2         Termination Without Cause. The Company may terminate the employment of Hasenfus and all of the Company's obligations under this Agreement (except as hereinafter provided) at any time during the Term without Cause (hereinafter, "Without Cause") by giving Hasenfus a written notice of such termination, to be effective fifteen (15) days following the giving of such written notice.  In such event, Hasenfus shall receive compensation as set forth in paragraph 4.1(a) equal to the balance of the Term, inclusive of commissions, for Hasenfus’s severance.  The Company specifically agrees to maintain Hasenfus’s benefits as set forth in paragraph 4.4 for the remainder of the Term.

7.3         Termination for Good Reason; Resignation.  Hasenfus may (i) resign or (ii) terminate Hasenfus’s employment and all of Hasenfus’s obligations under this Agreement at any time during the Term for Good Reason (as hereinafter defined) by giving the Company notice of such termination, with reasonable specificity of the details thereof, to be effective fifteen (15) days following the giving of such written notice. Good Reason shall mean the occurrence of any of the following events or conditions:

(i) (A)  the assignment to the employee of any duties materially inconsistent in any respect with Hasenfus’s position, duties or responsibilities as contemplated by Section 2 of this Agreement, or (B) any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the employee; or (ii) any failure by the Company to comply with the provisions of Section 4 or 5 of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by the employee; or (iii) the Company's requiring the employee to be based at any office or location outside sixty (60) mile radius from the employee’s current work location, except for travel reasonably required in the performance of the employee's responsibilities.

For convenience of reference, the date upon which any termination of the employment of the employee pursuant to Sections 6 or 7 shall be hereinafter referred to as the "Termination Date".

Section 8.             Effect of Termination of Employment.

(a)           Upon the termination of Hasenfus’s employment for Cause, neither he nor Hasenfus’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the unpaid portion of the Base Salary computed on a pro rata basis to the Termination Date as described in Section 4.1(a)(the “Unpaid Salary Amount”), and (ii) reimbursement for any expenses for which he shall not have theretofore been reimbursed, as provided in Section 4.4 (the "Expense Reimbursement Amount").

(b)           Upon the termination of Hasenfus’s employment by the Company Without Cause or by Hasenfus for Good Reason, neither he nor Hasenfus’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company arising out of this Agreement, except the right to receive (i) the Unpaid Salary Amount, (ii) the Expense Reimbursement Amount,  (iii) a severance compensation equal to the greater of (a) the remaining balance of the Term, inclusive of commissions, or (b) twelve months, inclusive of commissions, and (iv) continuation of health care benefits as set forth in paragraph 4.4 for the remainder of the Term

(c)           In the event Hasenfus resigns from employment prior to the end of the Term, neither he nor Hasenfus’s beneficiaries or estate shall have any further rights under this Agreement or claims against the Company arising out of this Agreement except the right to receive (i) the Unpaid Salary Amount, and (ii) the Expense Reimbursement Amount.

(d)           Notwithstanding the preceding provisions of this Section 8, in the event the payments to be received by the employee would constitute an "excess parachute payment" under the Internal Revenue Code of 1986, and applicable regulations as then in effect, then such payments shall be reduced accordingly so as not to constitute an "excess parachute payment."

(e)           In the event of any termination of Hasenfus’s employment under this Section 8, the Company will take any and all steps necessary to remove Hasenfus from any personal guarantees undertaken by him on behalf of the Company during his employment with the Company.

Section 9.             Disclosure of Confidential Information. Hasenfus recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans ("Confidential Information").  He acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by Hasenfus in confidence. In consideration of the obligations undertaken by the Company herein, the employee will not, at any time, during or after Hasenfus’s employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by Hasenfus during the course of Hasenfus’s employment. The provisions of this Section 9 shall survive Hasenfus’s employment hereunder for a period of three years.

Section 10.          Covenant Not To Compete.

(a)           Hasenfus recognizes that the services to be performed by Hasenfus hereunder are special, unique and extraordinary.  The parties confirm that it is reasonably necessary for the protection of Company that the employee agree, and accordingly, the employee does hereby agree, that he shall not, directly or indirectly, at any time during the  Restricted Period (as defined in Section 10(c) below):

(i)
except as provided in Subsection (d) below, compete with the Company by contacting, canvassing, soliciting, promoting, offering, bidding for, negotiating or accepting business related to business or technology consulting services with any current or past customer which the Company or any affiliate thereof is engaged in business, either on Hasenfus’s own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party.  Past customers are defined as any customer that has received services from the Company within the past 3 years from the Termination Date; or

(ii)
employ or engage, or cause or authorize, directly or indirectly, to be employed, an advisor or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof.

(b)           If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(c)           The term “Restricted Period,” as used in this section 10, shall mean the period of the employee’s actual employment hereunder plus in the event this Agreement expires or employee resigns or is terminated With Cause or he Resigns with Good Reason the twelve (12) months after the Termination Date.

(d)           This section 10 shall not apply if the Company terminates Hasenfus Without Cause.

(e)           Hasenfus agrees that during the Term of the Agreement he shall not either directly or indirectly, whether as an officer, director, shareholder, partner, proprietor, consultant, or in any other capacity whatsoever engage in , be employed by or have any business connection with any other person, corporation, firm partnership, or other entity whatsoever known by him to compete with the Company, anywhere in the world, in any line of business engaged in by the Company; provided however, this paragraph shall not be construed to prevent Hasenfus from  owning, directly or indirectly, in the aggregate, an amount not exceeding one percent (1%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market, other than securities of the Company.

Section 11.           Miscellaneous.

11.1       Assignments.   Neither Hasenfus nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

11.2       Entire Agreement.  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the employee’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.  No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

11.3       Binding Effect.  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

11.4       Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5       Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

11.6       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of North Carolina.

11.7       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Mark Elliott .
Mark Elliott, President

/s/ Kevin Hasenfus .
Kevin Hasenfus